Exhibit 11.1

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (“Code”) represents standards of conduct for every director, officer, consultant and employee of XORTX Therapeutics Inc. (the “Company”) and its subsidiaries.

The Company expects all of its directors, officers, consultants and employees to comply with the laws and regulations governing its conduct. The Company’s business success is dependent on trusting relationships, which are built on this foundation of integrity. Our reputation is founded on the personal integrity of the Company’s personnel and accordingly this Code is applicable to all of the Company’s directors, officers, consultants and employees.

Each of us occupies a position of trust in our relations with our colleagues, fellow employees, customers, competitors, suppliers, government authorities, investors and the public. Whatever the area of activity, we should, of course, be honest and responsible in our relations with others.

If there are any doubts as to whether a course of action is proper, or about the application or interpretation of any legal requirement, discuss it with the Company’s management and/or counsel.

PLEASE REVIEW THE ATTACHED CODE CAREFULLY AND SIGN

THE ATTACHED FORM OF ACKNOWLEDGEMENT

AND RETURN IT TO THE CHIEF FINANCIAL OFFICER

XORTX THERAPEUTICS INC.

CODE OF CONDUCT

This Code applies, without exception, to all directors, officers, consultants and employees of the Company (and references to “employee” in this Code should be read to include directors, consultants and officers). It is the responsibility of each and every employee to live up to the standards outlined in the Code to build on the Company’s foundation of goodwill. These standards are intended as a guide to making the right choice when faced with a complicated situation and adopting a higher standard of behaviour than simply what is ‘legal’.

This is not a complete Code of Conduct. No statement can offer a complete guide to cover all possible situations that might be encountered. There are some areas, however, which because of their special importance, deserve particular attention and these are set out in what follows.

1.	Conflicts of Interest

1.1	Disclosing and Avoiding of Conflicts

Each employee of the Company must avoid any conflict, or perception of conflict, between his or her personal interests and the interests of the Company in transacting the Company’s business. A conflict situation can arise when an employee takes actions or has interests that may make it difficult or even appear to make it difficult to perform his or her work objectively and effectively.

Some examples of a conflict of interest might include:

(a)	employment by a competitor or potential competitor, regardless of the nature of employment, while employed by the Company;

(b)	acceptance of gifts, payment, or services from those seeking to do business with the Company;

(c)	passing confidential information to competitors;

(d)	investment activity using insider information;

(e)	ownership of, or substantial interest in, a company which is a competitor or supplier of the Company; or

(f)	acting as a consultant to a customer or supplier of the Company.

Employees should fully and promptly disclose to management of the Company (“Management”) all circumstances that could be construed or perceived as a conflict of interest. Full disclosure creates an opportunity to resolve unclear situations and dispose of conflicting interests before any difficulty can arise. When an employee is in doubt as to whether or not a conflict of interest exists, he or she should consult Management.

1.2	Outside Business Activities / Other Employment

The Company should not be deprived of any employee’s best efforts on the job because of excessive outside demands on his or her time, energy or attention. There are cases, however, where an employee may start his or her own outside businesses, or take on additional part-time work with organizations that are neither competitors, suppliers, nor customers. This in itself does not constitute a conflict of interest. It is every employee’s responsibility to ensure that the second job does not conflict with the interests of the Company. This means, for example, ensuring that the two activities are strictly separated. This can be done by ensuring that:

(a)	the other organization’s work is not done on the Company’s time;

(b)	customers and colleagues from the outside activity do not contact an employee at the Company;

(c)	the Company’s equipment and supplies, or the time of any corporate personnel, are not used for outside work;

(d)	the Company’s products or services from the outside business are not promoted to other corporate employees during working hours; and

(e)	products or services from outside work are not sold to the Company.

1.3	Gifts and Entertainment

Each employee must never use his or her position to obtain personal gain or become obligated to persons with whom the Company does business. Employees must not accept, directly or indirectly, gifts of value, including payments, services, fees, special privileges, pleasure trips, accommodations and loans from any person, organization, or group doing business or seeking to do business with the Company without obtaining the prior approval of Management.

If an employee has any doubt regarding the acceptance of such gift or benefit, he or she should discuss it with Management.

2.	Corporate Opportunities

Employees are prohibited from (a) taking for themselves personally corporate opportunities that are discovered through the use of the Company’s property, information or position; (b) using the Company’s property, information or position for personal gain; and (c) competing with the Company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

3.	Fair Dealing

Each employee should endeavour to deal fairly with the Company’s shareholders, customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

4.	Protection and Proper Use of the Company’s Assets

All employees should protect the Company’s assets and ensure their efficient use. All of the Company’s assets should be used for legitimate business purposes. Equipment, materials, supplies and services, including Internet access, that are purchased by the Company are the property of the Company and must be used only in the interest of the Company and must be protected from theft, misuse or damage.

5.	Compliance with Laws, Rules and Regulations (including Insider Trading Laws)

The laws of the jurisdiction where the Company does business cover many aspects of the Company’s business. The Company is committed to operating within the framework of these laws and regulations. Therefore, to ensure adherence to all applicable laws, all employees should take reasonable steps to familiarize themselves with the laws and regulations affecting their work and ensure that their conduct complies with those laws. Ignorance of the law is not a defence.

While striving to achieve challenging goals and objectives, all employees are expected to comply with the law and must not encourage other employees, contractors or suppliers to engage in any activities that are accomplished by breaking the law, or take part in any unethical business dealings.

The Company will proactively promote compliance with laws, rules and regulations, including, without limitation, all Canadian, U.S. and foreign laws prohibiting money laundering, bribery of public officials and improper payments and insider trading. The Company views insider trading as both unethical and illegal and will deal with it decisively. To this end, the Company has adopted a policy relating to trades in securities by “insiders” (the “Insider Trading Policy”), imposing trading restrictions and blackout periods. Employees should be knowledgeable of and comply with the Insider Trading Policy. Employees who do not have a copy of the Insider Trading Policy should contact the Corporate Secretary of the Company.

The Company’s policy is full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to securities regulatory authorities and in all other publication communications made by the Company. Employees should not disclose corporate information, including material information relating to the business and affairs of the Company. Any employee who becomes aware of information that may be considered material should advise a member of the Audit Committee so that a proper determination can be made about whether the information should be publicly disclosed. Employees who are not authorized spokespersons must not respond under any circumstances to inquiries from the investment community or the media unless specifically asked to do so by an authorized spokesperson. All such inquiries shall be referred to the CEO. Furthermore, employees are prohibited from participating in Internet chat room or newsgroup discussions on matters pertaining to the Company’s activities or its securities. Employees who encounter a discussion pertaining to the Company should advise Management immediately, so the discussion may be monitored.

The activities of all employees should withstand close scrutiny. If in doubt, employees should discuss the matter with Management.

6.	Confidentiality

Employees will be required to maintain the confidentiality of information entrusted to them by the Company or its customers.

Any employee privy to confidential information is prohibited from communicating such information to anyone else, unless it is necessary to do so in the course of business. Efforts will be made to limit access to such confidential information to only those who need to know the information and such persons will be advised that the information is to be kept confidential.

Except as required by law, all information regarding the affairs of the Company must be considered confidential by all employees until it is available to the public. Confidential information includes all nonpublic types of corporate data, corporate records and information on individuals and information that might affect the Company’s competitive position.

In order to prevent the misuse or inadvertent disclosure of material information, the procedures set forth below should be observed at all times:

(a)	confidential matters should not be discussed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes or taxis;

(b)	confidential documents should not be read in public places, left in unattended conference rooms, left behind when a meeting is over or discarded where they can be retrieved by others. Similarly, employees should not leave confidential information at their homes where it can be accessed by others;

(c)	transmission of documents via electronic means, such as by fax or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions;

(d)	access to confidential electronic data should be restricted through the use of passwords;

(e)	unnecessary copying of confidential documents should be avoided and extra copies of confidential documents should be shredded or otherwise destroyed;

(f)	all proprietary information, including computer programs and other records, remain the property of the Company and may not be removed, disclosed, copied or otherwise used except in the normal course of employment or with the prior permission of Management; and

(g)	documents and files containing confidential information should be kept in safe locations accessible to restricted individuals only.

Confidential information should not be destroyed or removed from the premises without the express consent of management or except as required by the terms of employment.

When leaving the employ of the Company, an employee must return all confidential information in any form and all copies which are, or may have been, in his or her possession. Employees are also expected not to divulge confidential information learned during the course of his or her employment.

If an employee has any doubt as to the confidentiality of specific information, he or she should discuss it with Management.

7.	Reporting any Illegal or Unethical Behaviour

Employees should talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Employees must report violations of laws, rules, regulations or the Code to their immediate supervisor, Management or the Audit Committee of the board of directors of the Company as soon as they become aware of such violations. Such reports may be made anonymously in accordance with the Company’s Whistleblower Policy. All such reports will be dealt with in accordance with the Company’s Whistleblower Policy.

8.	Harassment and Discrimination

The Company supports the spirit and intent of applicable human rights and anti-discrimination laws. The Company will not tolerate any behaviour which conflicts with these principles and laws. Any employee whose actions are inconsistent with these principles will be disciplined, up to and including dismissal.

All employees of the Company should treat one another with courtesy, dignity and respect. Harassment, including sexual harassment, is a form of discrimination and will not be permitted at any level of the Company or in any part of the employment relationship. This includes areas such as recruitment, promotion, training opportunities, salary, benefits and terminations.

Forms of harassment include, but are not limited to, unwelcome verbal or physical advances and sexually, racially, or otherwise derogatory or discriminatory materials, statements or remarks.

All employees of the Company are entitled to harassment-free employment. Each employee has a responsibility to ensure that neither employees nor any external contacts are subjected to harassment.

Complaints will be treated with seriousness, sensitivity and in as discreet and confidential a manner as possible. If any employee believes he or she is being subjected to harassment or observes or knows of a colleague or group of employees who are being harassed, he or she should contact Management or any other senior officer of the Company for advice and assistance. There will be no retaliation for reporting harassment incidents.

9.	Disclosure

If any employee may have breached the Code or observed a breach of the Code by another employee, he or she has a responsibility to report it immediately to Management or the Audit Committee. The Company will protect from retaliation any employee who, in good faith, reports actual or perceived breaches by another employee or problems with corporate policies, procedures or controls. The CEO will report to the Audit Committee on compliance with the Code. Breaches of the Code will be dealt with promptly and fairly and may, if appropriate, result in immediate disciplinary action, up to and including termination of employment.

The Audit Committee is the first source of information regarding the Code or when reporting an item of concern. However, if any employee feels unable to discuss an issue with the Audit Committee, he or she may make an anonymous report directly to the chairman of the Audit Committee by sending a letter, marked “Private and Confidential”, to the chairman of the Audit Committee, c/o XORTX Therapeutics Inc., 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9.

The board of directors of the Company (the “Board”) may, if a conflict is disclosed fully and in advance, permit the conflict in certain limited instances.

10.	Waivers

Any waiver of this Code for executive officers or directors of the Company may be made only by the Board or a committee of the Board. Amendments to and waivers of this Code will be publicly disclosed in accordance with applicable laws.

11.	Compliance

New directors, officers, consultants and employees of the Company and its subsidiaries will be advised of this Code and its importance and this Code will be brought to the attention of all employees on a regular basis. The Board will review and, to the extent necessary, revise and update this Code on a regular basis.

Any employee who violates this Code may face disciplinary action up to and including termination of his or her employment with the Company. The violation of this Code may also violate certain laws. If the Company discovers that an employee has violated such laws, it may refer the matter to the appropriate legal authorities.

12.	No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern the directors, officers, consultants and employees of the Company in the conduct of its business. It is not intended to and does not create any rights in any employee, director, client, customer, supplier, competitor, shareholder or any other person or entity.

13.	Effective Date

This Code is dated and effective as of ●

SCHEDULE A

CODE OF CONDUCT

ACKNOWLEDGEMENT

I acknowledge that I:

have received a copy of the Code of Business Conduct and Ethics for the Company dated ●;

(a)	have read and understood the Company’s Code of Business Conduct and Ethics; and

(b)	am responsible for complying with the Company’s Code of Business Conduct and Ethics and to report any instance of non-compliance with such Code.

(Print Name)

(Signature)

(Date)